NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Yon Y. Jorden Not Standing for Re-election to Magnetek, Inc. Board of Directors

Menomonee Falls, Wis. -February 19, 2013 -Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today announced that Yon Y. Jorden has decided not to stand for re-election to the Board of Directors at the 2013 Annual Meeting of Stockholders. Ms. Jorden has been a director since July 2004. During that time, she has served as a member of the Compensation, Nominating and Corporate Governance, Audit, and Retirement Plan Committees. Ms. Jorden has most recently served as Chairperson of the Audit Committee.

“Yon has been a valuable, independent member of Magnetek's board for a number of years,” said Peter McCormick, Magnetek's president and chief executive officer. “Her counsel on a wide variety of issues and her many contributions to our Company are greatly appreciated, and we wish Yon well in her future endeavors.”

About Magnetek, Inc.
Magnetek, Inc. provides digital power and motion control systems used in overhead material handling, elevator, and mining applications. The Company is North America's largest supplier of digital drive systems for industrial cranes, hoists, and monorails. Magnetek provides Energy Engineered® drives, radio remote controls, motors, and braking and collision avoidance subsystems to North America's foremost overhead material handling crane builders. The Company is also the world's largest independent builder of highly integrated digital motion control systems for high-rise, high-speed elevators and is a leading independent supplier of digital motion control systems for underground coal mining applications. Magnetek is headquartered in Menomonee Falls, Wis., in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., and Bridgeville, Pa., as well as Menomonee Falls.

Special Note Regarding Online Availability of Magnetek Releases and Filings
All Magnetek financial news releases and filings with the Security and Exchange Commission (“SEC”) are posted to the Magnetek website. Material and financial releases as well as SEC filings are available at www.magnetek.com. Automatic email alerts for these postings are available from the Investor Relations section of the site. Corporate and general releases as well as product information are also available at www.magnetek.com.

Special Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's Form 10-K and other reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.